Exhibit 16

James E. Scheifley & Associates, P.C.

PO Box 2158

Dillon Colorado  80435

Phone  (970) 513-9308          FAX  (419) 821-8638         E-Mail  jes@vail.net

_____________________________________________________________________________

July 28, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:

RTG Ventures, Inc.

File No. 333-85072

We have read the statements that we understand RTG Ventures, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

By: /s/ James E. Scheifley & Associates, P.C

James E. Scheifley & Associates, P.C.